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                                                                    EXHIBIT 23.1


            INFORMATION REGARDING THE CONSENT OF ARTHUR ANDERSEN LLP

         The consolidated financial statements of Republic Services, Inc. and its subsidiaries ("Republic") as of and for the year ended December 31, 2001 incorporated by reference in this registration statement have been audited by Arthur Andersen LLP ("Arthur Andersen"), independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. Arthur Andersen has not consented to the inclusion of their report in this registration statement, and Republic has dispensed with the requirement to file their consent in reliance upon Rule 437a promulgated under the Securities Act of 1933, as amended. Because Arthur Andersen has not consented to the inclusion of their report, you will not be able to recover against Arthur Andersen under
Section 11 of the Securities Act for any untrue statements of a material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein.